UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         August 16, 2001
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               Realmark Property Investors Limited Partnership IV
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             (Exact name of registrant as specified in its charter)


Delaware                              2-65391                     16-1173249
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(State of formation)           (Commission File No.)            (IRS Employer
                                                             Identification No.)

2350 North Forest Road, Suite 12-A, Getzville, NY                    14068
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(Address of principal executive offices)                           (Zip code)

Registrant's telephone number, including area code   (716) 636-9090
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Item 2.  Acquisition or Disposition of Assets.

In its March 31, 2001 and June 30, 2001 Form 10-Qs, Realmark Property Investors Limited Partnership IV (the "Partnership") reported the existence of a contingent sales agreement covering its only property, the Andover Park apartment complex. On August 16, 2001, the sale was consummated with an unaffiliated entity, Andover Park Apartments Limited Partnership, for cash of $5.2 million, resulting in a net gain of approximately $2.4 million. After satisfaction of the $3,924,000 mortgage loan on the property and payment of closing costs, the proceeds available amount to approximately $950,000, which will be used to partially satisfy remaining net liabilities that exceed $1 million. Then the Partnership will be dissolved as soon as practicable.


Item 7.  Financial Statements and Exhibits.

(b) Pro forma financial information.

In 2000 and 2001, the results of operations of the Partnership were the same as the results of Andover Park's operations plus administrative expenses of the Partnership. Therefore, presentation of pro forma data is inapplicable.

(c) Exhibits.

1. Real estate purchase agreement and first and second amendments thereto, between the Partnership's subsidiary, Willow Creek/Realmark Limited Partnership, and Princeton Acquisition LLC on behalf of an entity eventually named Andover Park Limited partnership.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realmark Property Investors Limited Partnership IV
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                   (Registrant)



/s/ Joseph M. Jayson                                       8/31/01
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Joseph M. Jayson, Individual General Partner               (Date)